Filed pursuant to Rule 424(b)(3)

Registration No. 333-187945

Prospectus Supplement dated June 10, 2014

(To Prospectus dated April 30, 2013)

COMBIMATRIX CORPORATION

Warrants to Purchase Common Stock

This prospectus supplement amends the prospectus dated April 30, 2013 in order to reflect an amendment to certain provisions of the warrants described therein (the “Warrants”) to purchase shares of our Common Stock, par value $0.001 per share (“Common Stock”). This prospectus supplement should be read in conjunction with the prospectus dated April 30, 2013, which is to be delivered with this prospectus supplement.

The Warrants as described in the prospectus and as originally issued by us provided for price anti-dilution adjustments to be made upon certain dilutive issuances and provided for a Black-Scholes repurchase option in the event of a Fundamental Transaction (as defined in the Warrants).  Our board of directors approved amending the Warrants to remove these provisions. Upon entering into such amendment of the Warrants, and in consideration of such amendment, we issued additional warrants to the holders of the Warrants to purchase additional shares of our Common Stock equal to 15% of the outstanding Warrants held by such holders who agreed to the amendment (the “Additional Warrants”).  The Additional Warrants contain the same terms as the Warrants, as amended, including having an exercise price per share of $2.06 and an expiration date of April 1, 2018, but are not subject to any registration rights.

Our Common Stock is traded on The Nasdaq Capital Market under the symbol “CBMX.” On June 9, 2014, the closing sale price of our Common Stock on The Nasdaq Capital Market was $2.15 per share.

These are speculative securities. Investing in these securities involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. You should carefully consider the risk factors beginning on page 6 of the prospectus dated April 30, 2013.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is June 10, 2014.